EXHIBIT H


                               AMEREN CORPORATION
                                        &
                             ILLINOIS POWER COMPANY



                                   ANALYSIS OF
                            THE ECONOMIC IMPACT OF A
                      DIVESTITURE OF THE GAS OPERATIONS OF
                    AMERENUE, AMERENCIPS, AMERENCILCO, AND IP




This Study was undertaken by the management and staff of Ameren Corporation on behalf of Union Electric Company d/b/a AmerenUE (UE), Central Illinois Public Service Company d/b/a AmerenCIPS (CIPS), and Central Illinois Light Company d/b/a AmerenCILCO (CILCO), in cooperation with Illinois Power Company (IP) to evaluate the costs from lost economies that would be associated with the spin-off of UE's, CIPS', CILCO's, and IP's natural gas assets and operations as a single stand-alone gas company, all of which would take place after the acquisition of IP by Ameren Corporation.



                                   AUGUST 2004

                                TABLE OF CONTENTS
                                -----------------


                                                                         PAGE
                                                                         ----

SECTION I.        EXECUTIVE SUMMARY AND CONCLUSIONS                       1

SECTION II.       GENERAL STUDY ASSUMPTIONS                               4

SECTION III.      NEW GASCO

                  A.  OVERVIEW                                            6

                  B.  ANALYSIS                                            7

                  C.  SCHEDULE OF EXHIBITS                               13

                =================================================
                  SECTION I. EXECUTIVE SUMMARY AND CONCLUSIONS
                =================================================

This Study was undertaken by the management and staff of Ameren Corporation (Ameren) on behalf of Union Electric Company d/b/a AmerenUE (UE), Central Illinois Public Service Company d/b/a AmerenCIPS (CIPS), and Central Illinois Light Company d/b/a AmerenCILCO (CILCO), in cooperation with Illinois Power Company (IP), to evaluate the costs from lost economies that would be associated with the spin-off of UE's, CIPS',CILCO's, and IP's natural gas assets and operations as a single stand-alone gas company, all of which would take place after the acquisition of IP by Ameren Corporation.

This Study demonstrates that the lost economies from divestiture would be substantial, and that continued retention of the gas operations by UE, CIPS, CILCO, and IP following the acquisition of IP is in the best interest of the utility ratepayers and shareholders alike. The effects on shareholders were calculated using the increased costs caused by divestiture assuming no rate relief. The effects on ratepayers or customers were calculated assuming recovery of additional costs through rate increases.

INCOME TAXES ON THE DIVESTITURE TRANSACTION
-------------------------------------------

Assuming that the natural gas assets of UE, CIPS, CILCO, and IP are combined into a single natural gas subsidiary (New Gasco) after Ameren acquires IP and that such subsidiary was subsequently spun off to the public, there would be an income tax liability of approximately $73 million (based on data as of December 31, 2003 and assuming that the fair market value of the assets is the same as their net book value). If the gas assets themselves were sold to another company, the income tax liability would be substantially higher.

SHAREHOLDERS
------------

The projected effects on the shareholders of the lost economies resulting from the spin-off of UE's, CIPS', CILCO's, and IP's gas businesses into New Gasco are shown in Table I-1:


  -----------------------------------------------------------------------------
                                   TABLE I-1*
                 ANNUAL EFFECT OF LOST ECONOMIES ON SHAREHOLDERS
  -----------------------------------------------------------------------------
                                                                NEW GASCO
  -----------------------------------------------------------------------------
  Lost Economies                                              $54,150,000
  -----------------------------------------------------------------------------
  Lost Economies as a Percent of:
  -----------------------------------------------------------------------------
    Total Gas Operating Revenue                                     5.04%
  -----------------------------------------------------------------------------
    Total Gas Operating Revenue Deductions                          5.42%
  -----------------------------------------------------------------------------
    Gross Gas Income                                               72.21%
  -----------------------------------------------------------------------------
    Net Gas Income                                                101.68%
  -----------------------------------------------------------------------------
  In the Absence of  Rate Relief:
  -----------------------------------------------------------------------------
    Return on Rate Base                                             1.32%
  -----------------------------------------------------------------------------
    Return on Net Plant                                             1.52%
  -----------------------------------------------------------------------------
  * The effect of lost economies shown in this table does not reflect the income tax liability of $73 million, as previously explained.
  -----------------------------------------------------------------------------

In Table I-1, Lost Economies represents the increased costs, excluding income taxes, for New Gasco to operate as a single stand-alone company. Total Gas Operating Revenue is the sum of all gas revenues for the 12 months ended December 31, 2003. Total Gas Operating Revenue Deductions include all purchased gas and gas withdrawn from storage, operation and maintenance expenses, depreciation and taxes other than income taxes. Gross Gas Income is the difference between Total Gas Operating Revenue and Total Gas Operating Revenue Deductions. Net Gas Income is Gross Gas Income minus Income Taxes. (See SECTION III.C. NEW GASCO Exhibit 1 for detailed information.)

GAS CUSTOMERS
-------------

The projected effect on gas customers, assuming the stand-alone organization is allowed rate increases to recover lost economies and applicable income taxes, is shown in Table I-2:


  -----------------------------------------------------------------------------
                                   TABLE I-2*
                ANNUAL EFFECT OF LOST ECONOMIES ON GAS CUSTOMERS
  -----------------------------------------------------------------------------
                  RATE REVENUE                                NEW GASCO
  -----------------------------------------------------------------------------
   Pre Spin-off                                             $1,074,189,000
   ----------------------------------------------------------------------------
   Post Spin-off                                            $1,182,004,000
   ----------------------------------------------------------------------------
   Dollar Increase                                            $107,815,000
   ----------------------------------------------------------------------------
   Percent Increase                                                 10.04%
   ----------------------------------------------------------------------------
   * The effect of lost economies shown in this table does not reflect the income tax liability of $ 73 million, as previously explained.
   ----------------------------------------------------------------------------

     (See SECTION III.C. NEW GASCO Exhibit 1 for detailed information supporting Table I-2.)

ELECTRIC CUSTOMERS
------------------

In addition to the foregoing impacts, divesting the gas business would result in rate increases of .06% for UE electric customers, 2.12% for CIPS electric customers, 6.26% for CILCO electric customers, and 4.08% for IP electric customers. This impact is due to each company transferring all common property and applicable O&M and depreciation expenses into the respective electric rate bases and income statements, requiring rate increases to maintain the existing rates of return.

CONCLUSIONS
-----------

The economies that UE, CIPS, CILCO, and IP will realize from combined electric and gas operations will provide significant benefits to customers and shareholders. This Study demonstrates that spinning off the four gas divisions into a separate entity would be inefficient due to lost economies, which would be passed on to gas customers, electric customers and/or to shareholders. Without increased rates, the immediate negative effect on shareholders' earnings would be substantial, making ownership of shares in New Gasco unattractive.

The pass-through of increased costs to customers would cause significant increases in gas rates, with no increase in the level or quality of service. The rate increases required to operate New Gasco would total about $107.8 million (Table I-2). Such increases would make New Gasco less competitive at a time when competition in the energy industry is rapidly increasing. In addition, New Gasco would receive none of the benefits expected to accrue from the proposed acquisition.

It is estimated there would be no substantial benefits from the divestiture of the gas businesses for electric customers. Minimal savings could be achieved for items such as data processing costs, and minimal personnel reductions could occur in the combination gas and electric districts. These savings would be offset by additional costs such as changing meter reading routes and modifying data processing applications.

Income tax liability of $73 million from the sale of the spun off gas assets would substantially increase the lost economies, previously illustrated on Tables I-1 and I-2.

                    ========================================
                      SECTION II. GENERAL STUDY ASSUMPTIONS
                    ========================================

The assumptions, information and data utilized for this Study are based on the industry expertise and experience of the Ameren management and staffs. Below are the major assumptions employed for this Study:

1. ORGANIZATION: The assets and operations to be spun off would be combined to create one independent, stand-alone, publicly held, regulated company. It would have all the necessary management personnel, along with facilities, equipment, materials, supplies, etc., required to operate as a stand-alone company.

2. SYSTEM OPERATION & MAINTENANCE: The gas and electric systems would continue to be operated and administered in the existing manner to ensure safe and reliable service. In addition, current system renewal programs (i.e. cast iron main replacements) would be continued.

3. STAFFING: Staffing levels of the stand-alone gas company would be sufficient to ensure that customers receive the present level and quality of service.

4. LABOR COSTS: Labor cost estimates were based upon assessments of work assignments, using UE, CIPS, CILCO, and IP wage structures. Senior management salary estimates were based on industry averages.

5. NON-LABOR COSTS: These costs were estimated based upon actual costs incurred by Ameren and IP for their gas businesses assuming the customers of New Gasco would receive existing levels and quality of service.

6. COST PASS-THROUGH: Full pass-through to customers of increased costs due to lost economies would be allowed in formal rate proceedings.

7.   SPECIFIC LABOR ASSUMPTIONS:
     a) Organization size and spans of control (i.e. amount of management supervision) were estimated using existing UE, CIPS, CILCO, and IP structures, adjusted to recognize the broader functional responsibilities that would exist in the new, smaller company.
     b) Pensions and benefits were estimated as a percent of direct labor cost.
     c) Employee benefits would be similar to the combined companies of UE/CIPS/CILCO.

8.   CAPITAL EXPENDITURE AND COST ASSUMPTIONS:
     a) The accounting for direct and indirect capital expenditures would remain the same as that currently used in the combined utilities of UE, CIPS, CILCO, and IP.

     b) The actual capital costs for New Gasco would be higher than those of UE, CIPS, CILCO, and IP. Since gas purchases are highly seasonal and market prices are volatile, New Gasco would experience great volatility in its cash positions. At the same time, the book value of the assets of New Gasco would be much smaller than those of the combined utility predecessors. As a result, New Gasco would be perceived as riskier and would be subject to higher borrowing rates. Because of the constraints of the UE, CIPS, CILCO, and IP mortgage indentures, it would likely be difficult to transfer gas properties out from these entities, and out from under the lien of the respective indentures, or in order to accommodate the property transfer provisions in the indentures, would necessitate reduction of outstanding debt at substantial premiums over par value in addition to the new financing costs at the new entity.

9. TRANSITION COST ASSUMPTIONS: Costs such as the legal, investment banking, filing and printing fees associated with the public spin-off of stock, creation of new indenture agreements, negotiation of new service contracts and costs to establish business processes would be incurred and amortized appropriately.

10. TRANSACTIONS BETWEEN COMPANIES: All transactions and transfers between New Gasco and UE/CIPS/CILCO/IP, would be arms-length transactions based upon fair market values.

11.  OTHER ASSUMPTIONS:
     a) Facility costs would include separate headquarters, storerooms, and office space for employees currently using facilities shared by the electric and gas businesses.
     b) To facilitate the assessment of financial effects, it was assumed the costs for outsourcing and performing work in-house would be comparable.
     c)   Information Technology work would be outsourced.
     d) Additional equipment (i.e., vehicles, trenchers, and heavy power operated equipment) would be leased under an operating lease.
     e)   External auditing costs were estimated based on an industry survey.
     f) Insurance costs were quotes based on protecting the gas utility against losses and damages to leased properties used in its operations, as well as injuries and damage claims.
     g) Regulatory commission expenses would be similar to those currently incurred in connection with formal cases before regulatory commissions involving gas operations.
     h) Potential costs for clean-up of environmental sites (coal gasification plants) would be the same whether or not the gas businesses are spun off. For this reason such costs were not considered in this Study.

               =================================================
                        SECTION III.A. NEW GASCO OVERVIEW
               =================================================

Spinning off UE's, CIPS', CILCO's, and IP's gas operations into a separate stand-alone company (New Gasco) would result in the following:

o New Gasco would need to establish service functions duplicating those at UE, CIPS, CILCO, and IP, including gas management, treasury, shareholder service, financial planning, accounting, tax planning and compliance, rates, risk management, employee benefits, marketing, legal, customer service, regulatory and public affairs.

o Annual operating revenue deductions, exclusive of income taxes, for New Gasco would be about 5.42% ($54.2 million) greater than UE's, CIPS', CILCO's, and IP's gas operating revenue deductions. (SECTION III.C, Exhibit
     1).

o New Gasco's customers would experience a rate increase of about 10.04% ($107.8 million) in order to provide an 8.14% rate of return on rate base and a 10.57% return for stockholders (SECTION III.C, Exhibit 4).

o New Gasco would be at a competitive disadvantage because of higher operating expenses. o There would be no substantial benefits for customers or shareholders.

               =================================================
                        SECTION III.B. NEW GASCO ANALYSIS
               =================================================

The UE, CIPS, CILCO, and IP gas distribution systems serve a total of approximately 915,000 (as of December 31, 2003) customers over a 64,000 square mile area in Missouri and Illinois. There are 20,100 miles of mains and 12,700 miles of service lines in the combined systems. Natural gas revenues for 2003 were $1,074 million on total system throughputs of 183 billion cubic feet of gas.

Ameren and IP operate as tightly integrated companies with many employees supporting both gas and electric operations. Of Ameren's and IP's 9,400 employees (as of December 31, 2003), only 696 devote 100% of their time to gas operations. Shared operations include customer service personnel who deal with service requests for both gas and electric customers, and CIPS, CILCO, and IP meter readers who read both the electric and gas meters. Additionally, UE's, CIPS', CILCO's, and IP's gas and electric businesses also share services in the areas of treasury, financial planning, accounting, tax planning and compliance, rates, risk management, employee benefits, marketing, legal, customer service, regulatory and public affairs. The shared gas/electric responsibilities of many of UE's, CIPS', CILCO's, and IP's employees have enabled UE, CIPS, CILCO, and IP to provide quality service at low costs.

ORGANIZATION STRUCTURE AND STAFFING IMPACT
------------------------------------------

The Ameren organization, as of December 31, 2003, was used as a pattern for developing the New Gasco organization structure. See SECTION III.C, Exhibit 5 for the proposed organization. Divesting the gas operations would eliminate the effective use of shared staff to the detriment of both the gas and electric operations. To operate the gas business on a stand-alone basis, 1,028 additional employees would be required, in addition to the 696 employees mentioned above. UE, CIPS, CILCO, and IP could expect very minimal staffing reductions in the electric business as a result of a gas divestiture. SECTION III.C, Exhibit 6 shows the proposed staffing, salaries and wages summary, while Exhibit 2d shows that New Gasco would incur an estimated net labor increase, including benefits, of $13.2 million. The following comments demonstrate some of the reasons for additional staffing:

     Each customer of UE, CIPS, CILCO, and IP receives one bill for both gas and electric service and pay with one check. When treasury personnel process the checks, automated equipment posts both electric and gas payments to customers' accounts. New Gasco would have to hire staff to handle gas payments that are now handled at essentially no additional cost by UE, CIPS, CILCO, and IP. Spinning off the gas operations would only minimally reduce the workload on UE's, CIPS', CILCO's, and IP's cash processing personnel, since most gas customers also have electric service and would still send a check monthly.

     An automated meter reading system has replaced UE's meter readers, while CIPS', CILCO's, and IP's meter readers read gas and electric meters on the same routes. New Gasco would have to hire meter readers to read meters in Missouri, and hire meter readers to re-trace the same routes to read the gas meters in Illinois. Spinning off the gas operations would not significantly reduce the number of meter readers needed by CIPS, CILCO, and IP since their routes would remain essentially the same.

     Ameren's and IP's financial and accounting personnel maintain the books and arrange for insurance of their respective companies. They arrange for long-term financing and borrow short-term funds for operations. They maintain stockholder records and perform various investor services. New Gasco would require personnel to provide the same services. Spinning off the gas operations would not provide any measurable savings for UE, CIPS, CILCO, and IP in the finance and accounting areas, since all the existing books and records of the electric utility would remain essentially unchanged, insurance needs would be similar, and staff time devoted to financing activities would not be significantly reduced.

     Ameren's and IP's Human Resources Divisions administer benefit and salary plans. New Gasco would need to hire personnel to perform the same duties. Spinning off the gas operations would not provide substantial savings to UE, CIPS, CILCO, and IP, because each of UE's, CIPS',CILCO's, and IP's existing benefit and salary plans, and the associated reporting requirements, would remain.

     Ameren and IP are staffed to provide materials, supplies, transportation equipment, etc. to operating divisions. New Gasco would need to hire personnel to perform the same duties for gas operations. Spinning off the gas operations would reduce the number of purchase orders handled by Ameren and IP, as well as the amount of material handled and storage costs. However, the quantities involved are a small percentage of the total, so few, if any, staffing reductions could be affected and no facilities could be eliminated, making the actual savings for Ameren and IP minimal.

     Ameren's and IP's legal staffs supplemented by external counsel provide legal, regulatory and claims services for UE's, CIPS', CILCO's, and IP's operating divisions. New Gasco would need to hire personnel to perform these duties, or pay the increased cost of additional outside counsel. Since many legal issues are not divided into gas and electric considerations, the amount of work performed by Ameren's legal departments would not decrease significantly, and there would be no staffing reductions.

INDEPENDENT ACCOUNTANT IMPACT
-----------------------------

Ameren and IP hire independent accountants to audit the financial statements of the companies. New Gasco would need to hire independent accountants to perform the same duties, and also incur additional fees from independent accountant and third party auditors to provide compliance with the Sarbanes-Oxley Act of 2002. Increased costs to New Gasco are estimated at $2.5 million. Ameren and IP would not achieve any savings from this divestiture, since the existing level of work for the independent accountants would remain about the same.

INFORMATION TECHNOLOGY IMPACT
-----------------------------

Ameren and IP provide extensive information technology assistance to its operating and support divisions. New Gasco would need to provide the same assistance to its divisions. Hardware costs are reflective of the quantity of information to be processed, so New Gasco's hardware and telecommunications costs would be substantially less than Ameren's and IP's. Software costs are generally less dependent on quantity and more dependent on function, so New Gasco software costs would be similar to Ameren's and IP's. See SECTION III. C,
Exhibit 2b, which identifies a net increase in cost for information services of $23.2 million.

Divesting the gas operations would eliminate opportunities for sharing information technology resources to the detriment of both the gas and electric operations:

     New Gasco would be subject to the same regulatory accounting requirements as UE, CIPS, CILCO, and IP; so similar general ledger, payroll distribution, fixed asset and other accounting systems would be needed. It is estimated that the required software would be similar to Ameren's and IP's, and would cost about $10.8 million. Ameren and IP would retain all existing software, resulting in no software savings. Also, Ameren and IP would expend considerable resources changing accounting systems to reflect the divestiture of the gas business.

     Ameren and IP operate integrated material management, purchasing and accounts payable systems. The systems provide ordering, purchasing, tracking, receiving, paying and inventory control functions. To maintain existing levels of customer service, New Gasco would need a similar integrated system, which would cost about $8.1 million. Ameren and IP would require slightly less data storage, producing negligible savings. There would be no software savings since Ameren and IP would require all existing software.

     Ameren's and IP's customer information systems are extensively integrated with numerous other systems, providing seamless flow of information and efficient processing of customer service requests, payments and data updates. When customers call, the systems retrieve information and present it to the call-taker, requiring customers to spend less time on the line. The systems automatically handle customers' payments made by mail, electronically, at pay stations or banks, or by charitable and government organizations. It provides a multitude of services such as budget billing, installment financing payments, combined billing for electric and gas, preferred pay dates, etc. New Gasco would require a similar system to maintain the current level of service to customers. Scaling down might be possible for a smaller utility, making the estimated cost about $21.6 million.

     Both Ameren and IP maintain distribution job management systems that receive and track customer requests for service or work, maintain the status of jobs for customer inquiries, automatically bill the customers for work completed and provide accurate accounting and work order control. New Gasco would need a similar system, costing about $4.3 million, to maintain current levels of customer service. Ameren and IP would no longer process gas customers but data storage savings would be insignificant.

     Ameren and IP maintain sophisticated human resources, payroll, scheduling, time entry and absence tracking systems. The systems provide scheduling for time worked, vacation and other allowed time. They track absences and automatically update records and restore sick leave bank balances. The systems provide distributed entry of time worked and the associated accounting. The systems provide for the reporting of information to government, regulatory and other agencies. New Gasco would need a similar system estimated at $5.5 million. Processing fewer employees would provide insignificant savings for Ameren and IP.

     Ameren's and IP's Information Technology personnel maintain the above systems. To maintain similar systems, it is estimated New Gasco would expend about $2.7 million annually. New Gasco software maintenance would cost about three-fourths of Ameren's and IP's cost since some systems would not exist in a gas-only company. Because all of the existing systems would remain, Ameren and IP would achieve no maintenance savings by spinning off the gas operations.

     Ameren and IP maintain communications networks, telephone services, radio systems, etc. To maintain similar systems, New Gasco would need personnel and equipment costing about $9.6 million annually. Ameren and IP would achieve minimal savings because the number of locations would remain the same, although slightly less equipment (e.g. telephones) would be needed because there would be fewer employees at some locations.

     Ameren and IP maintain data centers to serve all of the above systems. To operate similar systems, New Gasco would need a similar data center, costing about $6.0 million annually. There would be no equipment or manpower savings for Ameren and IP, since all existing systems would remain.

INSURANCE COSTS
---------------

Ameren and IP obtain property, liability, directors and officers, workers compensation and other insurance. New Gasco would require similar policies. See
SECTION III.C, Exhibit 2c, which shows an estimated increase in insurance cost of $3.6 million to New Gasco. Since all coverages would remain in effect, Ameren and IP would experience no savings for insurance.

OFFICE AND CREW FACILITIES COSTS
--------------------------------

UE, CIPS, CILCO, and IP maintain combined electric and gas office and crew facilities at several locations. New Gasco would need facilities for office and crew personnel at each of the existing combined electric/gas locations. See
SECTION III.C, Exhibit 2e, which identifies $3.3 million in additional office and crew facilities costs. Since UE, CIPS, CILCO, and IP would still operate the electric systems, the existing office and crew facilities would still be needed at each location.

TRANSPORTATION AND MOTORIZED EQUIPMENT COSTS
--------------------------------------------

UE, CIPS, CILCO, and IP maintain transportation and motorized equipment used by both gas and electric crew and support personnel. New Gasco would need to obtain similar equipment for gas operations. New Gasco's additional transportation cost would be about $3.4 million as identified in SECTION III.C, Exhibit 2g-1. Since vehicle needs correlate closely with personnel needs, it is estimated that the reduction in equipment to be achieved by UE, CIPS, and CILCO would equal the additional equipment required by New Gasco, except for vehicles used by meter readers at CIPS and CILCO to read both electric and gas meters. CIPS and CILCO would still need about the same number of meter reader vehicles currently used in the combination gas and electric districts.

TRANSITION COSTS
----------------

The divestiture of the gas operations of Ameren and IP and the creation of a stand-alone gas company would be a complex legal and financial transaction that would involve substantial transition costs. These costs would include legal and financial advising fees, and the services of independent accountants, actuaries and other consultants. Real estate services would be needed to procure facilities. Several hundred personnel would have to be hired and trained. Benefit plans would need to be established. The estimated transition costs of $49 million for New Gasco were developed by calculating the average of such costs incurred in several other publicly reported utility related business spin-offs. For this Study, we amortized these costs over 10 years to arrive at an annualized amount of $4.9 million. See SECTION III.C, Exhibit 2f.

COST OF CAPITAL
---------------

The effective cost of capital for the stand-alone gas business was based upon capitalization ratios of Ameren's and IP's capital structure as of December 31, 2003, and estimated current costs of debt and equity, which average about 8.14%. See SECTION III.C, Exhibit 4 for detailed information.

INCOME TAXES ON THE DIVESTITURE TRANSACTION
-------------------------------------------

Assuming that the natural gas assets of UE, CIPS, CILCO, and IP are combined into New Gasco after Ameren acquires IP and that such subsidiary was subsequently spun off to the public, there would be an income tax liability of approximately $73 million (based on data as of December 31, 2003 and assuming that the fair market value of the assets is the same as their net book value). These costs would substantially increase the lost economies already illustrated in Section I, Tables I-1 and I-2. If the gas assets themselves were sold to another company, the income tax liability would be substantially higher.

CONCLUSION
----------

This study concludes that New Gasco would require 1,724 full-time employees, an increase of approximately 148% over the number of employees currently devoted to UE, CIPS, CILCO, and IP gas operations full-time. Based upon the assumptions set forth in SECTION II and the staffing requirements of the organizational structure, increased annual costs (excluding Federal and State income taxes) for New Gasco are projected to be $54.2 million.

The exhibits (SECTION III.C) that follow show the economic effects of operating UE's, CIPS', CILCO's, and IP's gas divisions as one separate entity.

               =================================================
                  SECTION III.C. NEW GASCO SCHEDULE OF EXHIBITS
               =================================================


      EXHIBIT NO.                                         EXHIBIT TITLE
-----------------------       ---------------------------------------------------------------------

          1                   Income Statement, Proforma Adjustments & Revenue Requirement

         1a                   Consolidation of UE, CIPS, CILCO, CILCO, and IP Gas Income Statements

          2                   Estimated Additional Operating Expenses

         2a                   Estimated External and Third Party Audit Fees

         2b                   Estimated Information Technology Costs

         2c                   Estimated Increased Cost of Insurance Coverage

         2d                   Estimated Net Labor Increase, Including Benefits

    2e thru 2e-3              Estimated Operating Lease Facilities and Furniture Costs

         2f                   Estimated Transition Costs

   2g-1 thru 2g-4             Estimated Net Increase in Transportation & Motorized Equipment Expense

          3                   Consolidated Gas Rate Base Reduced for Common Plant

         3a                   Consolidation of UE, CIPS, CILCO, and IP Gas Rate Bases

         3b                   Consolidation of UE's, CIPS' CILCO's; and IP's Common Plant Allocated to Gas

          4                   Stand-alone Cost of Capital

          5                   Organization Chart

          6                   Salaries and Wages Summary

          7                   Estimated Executive Salaries

          8                   Electric Rate Base & Rate of Return Adjusted for Common Plant

         8a                   Consolidation of UE, CIPS, CILCO, and IP Electric Rate Bases


                                                             NEW GASCO EXHIBIT 1


                           NEW GASCO INCOME STATEMENT
                   PROFORMA ADJUSTMENTS & REVENUE REQUIREMENT
                            (In Thousands of Dollars)

                                           Existing
                                       UE/CIPS/CILCO/IP
                                         Consolidated                                                Revenue
                                          Year Ending          Proforma           Proformed        Requirement
                                        12/31/2003 (1)      Adjustments (2)       New Gasco        Increase (3)
                                      -------------------  ----------------  ------------------  ---------------
OPERATING REVENUE:                        $  1,074,189        $       -         $ 1,074,189       $  1,182,004

TOTAL OPERATING REVENUE DEDUCTIONS        $    999,204        $  54,150         $ 1,053,354       $  1,053,354
                                      -------------------                    ------------------  ---------------

GROSS GAS INCOME                          $     74,985                          $    20,835       $    128,650

FEDERAL & STATE INCOME TAXES (4)          $     21,731                          $     7,917       $     48,887
                                      -------------------                    ------------------  ---------------

NET GAS INCOME                            $     53,254                          $    12,918       $     79,763
                                      ===================                    ==================  ===============

RATE BASE (5)                             $  1,068,869                          $   979,895       $    979,895
                                      ===================                    ==================  ===============

INDICATED RATE OF RETURN                         4.98%                                1.32%              8.14% (6)
                                      ===================                    ==================  ===============

(1) See Exhibit 1a for consolidation detail.

(2) See Exhibit 2 for a detailed summary of proforma adjustments.

(3) An increase of $107,815,000 or 10.04% in revenue is required to achieve a rate of return of 8.14%. For the purposes of this Study, gross receipts taxes were not considered since both the resulting revenue and taxes (revenue deduction) would nullify any impact from this calculation.

(4) The effective tax rate for Ameren's gas utilities is expected to be about 38% in 2004. This is the effective tax rate used to calculate taxes for the "Proformed New Gasco" and "Revenue Requirement Increase" columns.

(5) See Exhibit 3.

(6) The effective rate of return is assumed to be the weighted cost of capital per Exhibit 4.


                                                            NEW GASCO EXHIBIT 1A


         CONSOLIDATION OF UE, CIPS, CILCO, AND IP GAS INCOME STATEMENTS
                          FOR THE YEAR ENDED 12/31/2003
                            (IN THOUSANDS OF DOLLARS)

                                       Existing     Existing      Existing        Existing         Existing
                                        UE Gas      CIPS Gas      CILCO Gas        IP Gas       UE/CIPS/CILCO/IP
                                       Company      Company        Company         Company       Consolidated
                                      Year Ended   Year Ended    Year Ended      Year Ended       Year Ended
                                      12/31/2003   12/31/2003    12/31/2003      12/31/2003       12/31/2003
                                      -----------  -----------  --------------  --------------  ----------------
OPERATING REVENUE:                     $ 145,179    $ 184,959       $ 278,192       $ 465,859     $  1,074,189

TOTAL OPERATING REVENUE DEDUCTIONS     $ 141,172    $ 169,944       $ 255,458       $ 432,630     $    999,204
                                      -----------  -----------  --------------  --------------  ----------------

GROSS GAS INCOME                       $   4,007    $  15,015       $  22,734       $  33,229     $     74,985

FEDERAL & STATE INCOME TAXES           $     100    $   6,487       $  12,038       $   3,106     $     21,731
                                      -----------  -----------  --------------  --------------  ----------------

NET GAS INCOME                         $   3,907    $   8,528       $  10,696       $  30,123     $     53,254
                                      ===========  ===========  ==============  ==============  ================


                                                             NEW GASCO EXHIBIT 2


                                    NEW GASCO
                     ESTIMATED ADDITIONAL OPERATING EXPENSES
                              PROFORMA ADJUSTMENTS
                            (In Thousands of Dollars)

                                                Exhibit
                                               Reference
                                                 Number           Amount
                                              -------------  -----------------
External Auditing Costs                            2a            $     2,518
Information Technology (Outsourced)                2b            $    23,242
Insurance Premiums                                 2c            $     3,559
Labor & Benefits                                   2d            $    13,244
Leased Facilities/Furniture                        2e            $     3,255
Transition Costs (Amortized)                       2f            $     4,908
Transportation & Work equipment                   2g-1           $     3,424
                                                             -----------------

TOTAL ADDITIONAL O & M EXPENSES                                  $    54,150
                                                             =================


                                                            NEW GASCO EXHIBIT 2A


              NEW GASCO ESTIMATED EXTERNAL & THIRD PARTY AUDIT FEES
                               PROFORMA ADJUSTMENT


Average cost of external and third party audit fees for
companies having revenue in the $1 billion to $5 billion
range - GAIN survey, and adjusted for additional estimated
costs of compliance with the Sarbanes-Oxley Act of 2002.             $ 2,671,220

Less:  External/Third Party Audit Fees Allocated to UE's,
CIPS', CILCO's, and IP's Gas operations in 2003                      $   153,100
                                                                     -----------

       NET ESTIMATED ANNUAL AUDIT FEES INCREASE FOR NEW GASCO        $ 2,518,120
                                                                     ===========

Information Source: Global Auditing Information Network
(GAIN) Survey, a service of The Institute of Internal Auditors.


                                                            NEW GASCO EXHIBIT 2B


                        NEW GASCO INFORMATION TECHNOLOGY
                   ESTIMATED INFORMATION TECHNOLOGY (IT) COSTS
                               PROFORMA ADJUSTMENT
                            (In Thousands of Dollars)

                                                           ONE-TIME
                                                            CAPITAL           ANNUAL
              SOFTWARE APPLICATION COSTS:                    COST             EXPENSE
              ---------------------------               --------------    --------------
Financial Systems                                            $10,800            $2,160
Investor Services                                               $486               $97
Customer Information System                                  $21,600            $4,320
Customer Telephony Integration                                $1,080              $216
Field Order/Trouble Tracking                                  $4,320              $864
Materials Management/Procurement                              $8,100            $1,620
Gas Meter Management                                          $2,160              $432
Gas Management Systems                                        $6,750            $1,350
HR/Payroll/Benefits                                           $5,508            $1,102
Time Reporting                                                $1,080              $216
Gas SCADA                                                       $648              $130
Software Implementation Contingency                          $12,506            $2,501
                                                        --------------    --------------

  TOTAL Software Application Costs                           $75,038           $15,008
                                                        ==============

ANNUAL AMORTIZED HARDWARE/OPERATIONS COSTS:

Hardware                                                                        $6,042
Systems Software                                                                $2,674
Telecommunications                                                              $9,576
                                                                          --------------

  TOTAL ANNUAL SUPPORT/OPERATING COSTS                                         $33,300

Less:  Estimated Annual IT Costs Allocated to UE, CIPS, CILCO, and IP          $10,058
                                                                          --------------

             NET INCREASE IN COST FOR INFORMATION TECHNOLOGY                   $23,242
                                                                          ==============


                                                            NEW GASCO EXHIBIT 2C


                                    NEW GASCO
                 ESTIMATED INCREASED COST OF INSURANCE COVERAGE
                               PROFORMA ADJUSTMENT

                                                                            Estimated
                                      Limits                               Stand Alone    Net Increase to
            Coverage                (Millions)   Deductible                Premium Cost      New Gasco
----------------------------------- ---------- --------------             -------------- -----------------
Property                             $     25    $  500,000                $    50,000
General Liability                    $     60    $  250,000                $ 1,000,000
Auto Liability                       $      1    $   10,000                $   300,000
Directors & Officers Liability       $     30    $  250,000                $   750,000
Workers Compensation                 Statutory   $  350,000                $ 3,000,000
Fiduciary Liability                  $     10    $    5,000                $    50,000
Crime (Fidelity)                     $      5    $    5,000                $    20,000
                                                                          --------------
  TOTAL PREMIUM FOR NEW GASCO                                              $ 5,170,000
Less:  2003 Insurance Cost Allocated to UE/CIPS/CILCO/IP Gas Operations    $ 1,610,587
                                                                          --------------
NET INCREASE IN INSURANCE COSTS FOR NEW GASCO                                             $     3,559,413
                                                                                         =================

Source:  Premiums are based on estimated costs obtained from Ameren's Treasurer's
Department, Insurance Division.


                                                            NEW GASCO EXHIBIT 2D


                                    NEW GASCO
                ESTIMATED NET LABOR INCREASE, INCLUDING BENEFITS
                               PROFORMA ADJUSTMENT
                            (IN THOUSANDS OF DOLLARS)

Total Estimated New Gasco Salaries and Wages (Exhibit 6)                            $   106,426

    Less:  Amount for Construction & Removals (25.79%) - (1)                        $    25,776
                                                                                   --------------

Total Estimated New Gasco Salaries & Wages Charged to O & M                         $    80,650

    Less:  2003 UE/CIPS/CILCO/IP Gas Salaries & Wages computed going to O & M       $    71,845
                                                                                   --------------

Increase in New Gasco Salaries & Wages Charged to O & M                             $     8,805

Benefits (2):
  Employee Life, Hospitalization, savings plans, etc.                               $     2,465
  Pension Plan                                                                      $     1,321
  FICA & Unemployment Insurance                                                     $       653
                                                                                   -------------
                                  Total Benefits                                    $     4,439
                                                                                   -------------

NEW GASCO NET LABOR INCREASE, INCLUDING BENEFITS                                    $    13,244
                                                                                   =============

(1) The percentage of gas labor allocated to construction and removal is based on the actual amount spent by UE, CIPS, CILCO, and IP in 2003.

(2) Benefit costs were estimated based upon the cost (as a percentage of payroll) currently used by UE for:
   Life, Hospitalization,  savings plans, post employment benefit, etc.                  28.00%
   Pension Plan                                                                          15.00%
   FICA & Unemployment Insurance                                                          7.42%
                                                                                   -------------
                              Total                                                      50.42%
                                                                                   =============


                                                            NEW GASCO EXHIBIT 2E


                                    NEW GASCO
            ESTIMATED OPERATING LEASE FACILITIES AND FURNITURE COSTS
                               PROFORMA ADJUSTMENT

                                                                        EST. ANNUAL
               LOCATION:                                                 COST (1)
-----------------------------------------                          --------------------
General Office (IL)                                                    $   1,839,024
Semo Division (MO)                                                     $     405,318
Boone Trails Division (MO)                                             $      83,894
Missouri Valley Division (MO)                                          $     440,958
Central Ozarks Division (MO)                                           $     254,110
Metro East Division (IL)                                               $     216,251
Great Rivers Division (IL)                                             $     611,262
Illini Division (IL)                                                   $     770,349
Shawnee Division (IL)                                                  $     319,887
Gas Support (MO & IL)                                                  $     154,800
CILCO Gas Operations Total                                             $   2,131,800
IP Gas Operations Total                                                $   4,233,000
Office Furniture for all areas                                         $     661,283
                                                                   --------------------

NEW GASCO TOTAL                                                        $  12,121,936

Less: UE/CIPS/CILCO/IP Amount allocated Gas Operations in 2003         $   8,867,021
                                                                   --------------------

NET INCREASE IN EXPENSE                                                $   3,254,915
                                                                   ====================

(1) Refer to Exhibits 2e-1 through 2e-3 for detail information.

                                                          NEW GASCO EXHIBIT 2E-1


                                    NEW GASCO
            ESTIMATED OPERATING LEASE FACILITIES AND FURNITURE COSTS
                               PROFORMA ADJUSTMENT

                           ------------------------------------------------------------
                                             Office Space Calculation
                           ------------------------------------------------------------
                           Management    Office Space
                            & Staff        Needs in        Cost Per           Total         Works       Total Leased
                            Employee      Square Feet     Square Foot     Office Space      Hqtrs.       Facilities
                             Count           (1)             (2)              Cost           (3)            Cost
                           ----------   --------------   -------------   --------------   ----------   --------------
GENERAL OFFICE:
  Springfield, Illinois       387          153,252         $   12.00      $  1,839,024        -         $  1,839,024
                                                                                                       ==============

SEMO DIVISION (MO):
  Cape Girardeau               18            7,128         $    9.00      $     64,152     $150,911
  Chaffee                      0               -                          $        -       $ 19,672
  Dexter                       0               -                          $        -       $150,911
  Hayti                        0               -                          $        -       $ 19,672
                                                                         --------------   ----------
               TOTAL                                                                                    $    405,318
                                                                                                       ==============

BOONE TRAILS DIVISION (MO):
  Louisiana                    15            5,940         $    7.50      $     44,550     $ 19,672
  Troy                         0               -                          $        -       $ 19,672
                                                                         --------------   ----------
               TOTAL                                                                                    $     83,894
                                                                                                       ==============

MISSOURI VALLEY DIVISION (MO):
  Boonville                    0               -                          $        -       $ 19,672
  Centralia                    0               -                          $        -       $ 19,672
  Columbia                     21            8,316         $   12.00      $     99,792     $    -
  Mexico                       0               -                          $        -       $150,911
  Moberly                      0               -                          $        -       $150,911
                                                                         --------------   ----------
         TOTAL                                                                                          $    440,958
                                                                                                       ==============

CENTRAL OZARKS DIVISION (MO):
  Jefferson City               15            5,940         $   10.75      $     63,855     $150,911
  Eldon                        0               -                          $        -       $ 19,672
  Versailles                   0               -                          $        -       $ 19,672
                                                                          -------------   ----------
         TOTAL                                                                                          $    254,110
                                                                                                       ==============

METRO EAST DIVISION:
  Alton                        15            5,940         $   11.00      $     65,340     $150,911     $    216,251
                                                                                                       ==============

GREAT RIVERS DIVISION (IL):
  Jerseyville                  0               -           $     -        $        -       $ 19,672
  Pittsfield                   0               -           $     -        $        -       $ 19,672
  Quincy                       16            6,336         $   12.00      $     76,032     $150,911
  Virden                       0               -           $     -        $        -       $ 19,672
  Beardstown                   16            6,336         $   12.00      $     76,032     $150,911
  Canton                       0               -           $     -        $        -       $ 19,672
  Carthage                     0               -           $     -        $        -       $ 19,672
  Havana                       0               -           $     -        $        -       $ 19,672
  Macomb                       0               -           $     -        $        -       $ 19,672
  Pertersburg                  0               -           $     -        $        -       $ 19,672
         TOTAL                                                                                          $    611,262
                                                                                                       ==============

(1) This square footage requirement is based on the number of office staff to be housed and density estimates of 396 square feet per employee obtained from Ameren's Building Service Department.

(2) These cost estimates are based on cost quotes/estimates obtained from Ameren's Real Estate Department.

(3) These costs were determined by estimating the leased cost of required buildings, based on actual costs of buildings constructed, and then amortizing these costs over 10 years to arrive at the estimated lease expense. Facilities include space for applicable construction and service supervision, staff, materials & supplies, vehicles, and equipment.


                                                          NEW GASCO EXHIBIT 2E-2


                                    NEW GASCO
            ESTIMATED OPERATING LEASE FACILITIES AND FURNITURE COSTS
                               PROFORMA ADJUSTMENT

                           ------------------------------------------------------------
                                             Office Space Calculation
                           ------------------------------------------------------------
                           Management    Office Space
                            & Staff        Needs in        Cost Per           Total         Works       Total Leased
                            Employee      Square Feet     Square Foot     Office Space      Hqtrs.       Facilities
                             Count           (1)             (2)              Cost           (3)            Cost
                           ----------   --------------   -------------   --------------   ----------   --------------
ILLINI DIVISION (IL):
  Mattoon                     19            7,524          $   12.00       $  90,288       $150,911
  North Pana                   0              -            $     -         $     -         $ 19,672
  Paris                        0                                                           $ 19,672
  Gilman                       0              -            $     -         $     -         $ 19,672
  Paxton                       8            3,168          $   12.00       $  38,016       $150,911
  Watseka                      0              -            $     -         $     -         $ 19,672
  Effingham                   15            5,940          $   12.00       $  71,280       $150,911
  Olney                        0              -            $     -         $     -         $ 19,672
  Robinson                     0              -            $     -         $     -         $ 19,672
           TOTAL                                                                                        $    770,349
                                                                                                       ==============

SHAWNEE DIVISION (IL):
  Anna                         0              -            $     -         $     -         $ 19,672
  Benton                       0              -            $     -         $     -         $ 19,672
  Carbondale                   0              -            $     -         $     -         $ 19,672
  Harrisburg                   0              -            $     -         $     -         $ 19,672
  Marion                      19            7,524          $   12.00       $  90,288       $150,911
                                                                         --------------
           TOTAL                                                                                        $    319,887
                                                                                                       ==============

GAS SUPPORT:
  Springfield Meter Shop       0              -            $     -         $    -           86,400
  Mexico Meter Shop            0              -            $     -         $    -           68,400
                                                                                          ----------
   TOTAL                                                                                                $    154,800
                                                                                                       ==============

(1) This square footage requirement is based on the number of office staff to be housed and density estimates of 396 square feet per employee obtained from Ameren's Building Service Department.

(2) These cost estimates are based on cost quotes/estimates obtained from Ameren's Real Estate Department.

(3) These costs were determined by estimating the leased cost of required buildings, based on actual costs of buildings constructed, and then amortizing these costs over 10 years to arrive at the estimated lease expense. Facilities include space for applicable construction and service supervision, staff, materials & supplies, vehicles, and equipment.


                                                          NEW GASCO EXHIBIT 2E-3


                                    NEW GASCO
            ESTIMATED OPERATING LEASE FACILITIES AND FURNITURE COSTS
                               PROFORMA ADJUSTMENT

                                      -------------------     ------------------    ----------------
                                           Number of               Cost Per           Total Leased
                                           Customers              Customer (1)         Facilities
                                      -------------------     ------------------    ----------------
CILCO GAS OPERATIONS                       209,000               $       10.20         $ 2,131,800
                                                                                    ================

IP GAS OPERATIONS                          415,000               $       10.20         $ 4,233,000
                                                                                    ================

ESTIMATED OFFICE FURNITURE OPERATING LEASE EXPENSE FOR
ALL UE/CIPS/CILCO/IP AREAS (2):                                                        $   661,283
                                                                                    ================

(1) CILCO & IP office space & Wrks. Hqtrs. costs are based on the average cost per customer estimated for the UE/CIPS operating areas.

(2) The office furniture operating lease expense is based on an estimated $4,500 cost of furniture per employee multiplied by 1,078 management & office staff employees at an annual interste rate of 6.07% (Long term rate shown on Exhibit
4).


                                                            NEW GASCO EXHIBIT 2F


                      NEW GASCO ESTIMATED TRANSITION COSTS
                               PROFORMA ADJUSTMENT

Transition costs required to establish a new corporation would include, but not necessarily be limited to, the following:

          Legal fees
          Financial advisory fees
          Consulting services of independent accountants, actuaries and others Real estate services for acquisitions
          Hiring and training costs to staff newly created positions
          Benefit plans established
          Data Conversion

Transition costs for New Gasco were estimated based upon an average of the following published transition costs for four utility related corporate spin-offs:

                                                                  TRANSITION
         ORIGINAL CORPORATION        SPIN-OFF COMPANY             Costs(000)
         --------------------        ----------------             ----------
Southern Company                     Mirant                        $ 80,000
Centerpoint                          Reliant Resources             $ 81,000
Xcel Energy                          NRG Energy                    $ 16,300
Constellation Energy                 Orion Power                   $ 19,000
                                                                  ----------
                Average Transition Costs of the Above Companies    $ 49,075
                                                                  ----------

      ANNUAL AMORTIZATION OF TRANSITION COSTS FOR NEW GASCO (10%)  $  4,908
                                                                  ==========


Source: Transition costs reported in Annual Reports and/or SEC Form 10-K filings.

                                                          NEW GASCO EXHIBIT 2G-1


                                    NEW GASCO
                   ESTIMATED NET INCREASE IN TRANSPORTATION &
                           MOTORIZED EQUIPMENT EXPENSE
                               PROFORMA ADJUSTMENT

                                                                     EST. ANNUAL
                                                                        COST
             LOCATION:                                                (1) & (2)
------------------------------------                              ----------------
General Office (IL)                                                 $    182,880
Semo Division (MO)                                                  $    311,076
Boone Trails Division (MO)                                          $    203,868
Missouri Valley Division (MO)                                       $    504,996
Central Ozarks Division (MO)                                        $    286,656
Metro East Division (IL)                                            $    242,472
Illini Division (IL)                                                $    527,520
Shawnee Division (IL)                                               $    345,420
Great Rivers Division (IL)                                          $    601,632
Peoria Operations (IL)                                              $  1,151,520
Springfield Operations (IL)                                         $    531,792
Tuscola Operations (IL)                                             $    139,356
Lincoln Operations (IL)                                             $    166,428
CILCO Support                                                       $    323,640
Gas Support - Illinois                                              $    109,500
Galesburg (IL)                                                      $    448,526
LaSalle (IL)                                                        $    238,709
Champaign (IL)                                                      $    817,567
Decatur (IL)                                                        $    561,434
Jacksonville (IL)                                                   $    107,604
Metro (IL)                                                          $    986,852
Maryville (IL)                                                      $    871,037
Mt. Vernon (IL)                                                     $    218,225
Sparta (IL)                                                         $     81,327
Hillsboro (IL)                                                      $    278,838
                                                                  ----------------
   NEW GASCO TOTAL                                                  $ 10,238,875

Less: UE/CIPS/CILCO/IP Amount previously allocated Gas Operations   $  6,814,423
                                                                  ----------------

NET INCREASE IN EXPENSE                                             $  3,424,452
                                                                  ================

(1) See Exhibits 2g-2, 2g-3, & 2g-4 for detail information. Projected costs for UE/CIPS/CILCO based on management's assessment of transportation & equipment needs.

(2) IP transportation & equipment costs based on UE/CIPS/CILCO transportation costs per customer.


                                                          NEW GASCO EXHIBIT 2G-2


                                    NEW GASCO
     ESTIMATED NET INCREASE IN TRANSPORTATION & MOTORIZED EQUIPMENT EXPENSE
                               PROFORMA ADJUSTMENT

                                              --------------------------  ------------------------  -----------------------
                                              General Office(GO)\ Pool         Semo Division        Boone Trails Division
-------------------------------  -----------  --------------------------  ------------------------  -----------------------
                                   Rate Per                 Est. Annual               Est. Annual               Est. Annual
         Description                Month        Number        Cost          Number       Cost         Number      Cost
--------------------------------------------  --------------------------  ------------------------  -----------------------
GO\Pool Vehicles - Standard         $ 911         10        $  109,320
--------------------------------------------  --------------------------  ------------------------  -----------------------
GO\Pool Vehicles - Compact          $ 613         10        $   73,560
--------------------------------------------  --------------------------  ------------------------  -----------------------
Manager                             $ 911                                     1         $ 10,932         1       $ 10,932
--------------------------------------------  --------------------------  ------------------------  -----------------------
Operations Superintendent           $ 613                                     1         $  7,356         1       $  7,356
--------------------------------------------  --------------------------  ------------------------  -----------------------
Construction Supervisor             $ 613                                     3         $ 22,068         2       $ 14,712
--------------------------------------------  --------------------------  ------------------------  -----------------------
Supervising Engineer                $ 613                                     1         $  7,356         1       $  7,356
--------------------------------------------  --------------------------  ------------------------  -----------------------
Engineer                            $ 613                                     1         $  7,356         2       $ 14,712
--------------------------------------------  --------------------------  ------------------------  -----------------------
Customer Service Supervisor         $ 613                                     1         $  7,356         1       $  7,356
--------------------------------------------  --------------------------  ------------------------  -----------------------
Meter Reader                        $ 497                                     4         $ 23,856         2       $ 11,928
--------------------------------------------  --------------------------  ------------------------  -----------------------
Customer Service Consultant         $ 613                                     2         $ 14,712         4       $ 29,424
--------------------------------------------  --------------------------  ------------------------  -----------------------
Corrosion Technician                $ 497
--------------------------------------------  --------------------------  ------------------------  -----------------------
Other transportation &
--------------------------------------------  --------------------------  ------------------------  -----------------------
  Motorized Equipment
-------------------------------  -----------  --------------------------  ------------------------  -----------------------
  Not Indicated Above                                       $        -                  $210,084                 $100,092
-------------------------------  -----------  --------------------------  ------------------------  -----------------------
            TOTAL                                           $  182,880                  $311,076                 $203,868
                                                           =============              ============              ===========


                                              --------------------------  ------------------------  -----------------------
                                                 Mo Valley Division         Central Ozarks Div.      Metro East Division
-------------------------------  -----------  --------------------------  ------------------------  -----------------------
                                  Rate Per                 Est. Annual               Est. Annual               Est. Annual
         Description               Month        Number        Cost          Number       Cost         Number      Cost
--------------------------------------------  --------------------------  ------------------------  -----------------------
Manager                             $ 911          1         $ 10,932         1        $ 10,932         1        $ 10,932
--------------------------------------------  --------------------------  ------------------------  -----------------------
Operations Superintendent           $ 613          1         $  7,356         1        $  7,356         1        $  7,356
--------------------------------------------  --------------------------  ------------------------  -----------------------
Construction Supervisor             $ 613          5         $ 36,780         2        $ 14,712         2        $ 14,712
--------------------------------------------  --------------------------  ------------------------  -----------------------
Supervising Engineer                $ 613          1         $  7,356         1        $  7,356         1        $  7,356
--------------------------------------------  --------------------------  ------------------------  -----------------------
Engineer                            $ 613          0         $    -           0        $    -           1        $  7,356
--------------------------------------------  --------------------------  ------------------------  -----------------------
Customer Service Consultant         $ 613          3         $ 22,068         2        $ 14,712         2        $ 14,712
--------------------------------------------  --------------------------  ------------------------  -----------------------
Customer Service Supervisor         $ 613          2         $ 14,712         1        $  7,356         1        $  7,356
--------------------------------------------  --------------------------  ------------------------  -----------------------
Meter Reader                        $ 497         10         $ 59,640         4        $ 23,856         3        $ 17,892
--------------------------------------------  --------------------------  ------------------------  -----------------------
Customer Service Advisor            $ 613          1         $  7,356         2        $ 14,712         1        $  7,356
--------------------------------------------  --------------------------  ------------------------  -----------------------
District Meter Tester               $ 613                                     1        $  7,356         2        $ 14,712
--------------------------------------------  --------------------------  ------------------------  -----------------------
Other transportation &
--------------------------------------------  --------------------------  ------------------------  -----------------------
  Motorized Equipment
--------------------------------------------  --------------------------  ------------------------  -----------------------
  Not Indicated Above                                        $338,796                  $178,308                  $132,732
--------------------------------------------  --------------------------  ------------------------  -----------------------
            TOTAL                                            $504,996                  $286,656                  $242,472
                                                          ==============             =============             ============


                                                          NEW GASCO EXHIBIT 2G-3


                                    NEW GASCO
     ESTIMATED NET INCREASE IN TRANSPORTATION & MOTORIZED EQUIPMENT EXPENSE
                               PROFORMA ADJUSTMENT

                                              -----------------------  -----------------------   -----------------------
                                                 Illini Division          Shawnee Division        Great Rivers Division
--------------------------------------------  -----------------------  -----------------------   -----------------------
                                  Rate Per               Est. Annual               Est. Annual              Est. Annual
         Description               Month        Number      Cost         Number       Cost         Number      Cost
--------------------------------------------  -----------------------  -----------------------   -----------------------
Manager                             $566          1        $  6,792        1        $  6,792         1       $  6,792
--------------------------------------------  -----------------------  -----------------------   -----------------------
Regional Operations Coordinator     $566          3        $ 20,376        1        $  6,792         1       $  6,792
--------------------------------------------  -----------------------  -----------------------   -----------------------
Supervising Engineer                $406          0                        0                         0
--------------------------------------------  -----------------------  -----------------------   -----------------------
Coordinator of Gas Engineering      $406          0                        0                         1       $  4,872
--------------------------------------------  -----------------------  -----------------------   -----------------------
Gas Engineer                        $406          2        $  9,744        1        $  4,872         1       $  4,872
--------------------------------------------  -----------------------  -----------------------   -----------------------
Engineer Assistant                  $406          0                        0                         0
--------------------------------------------  -----------------------  -----------------------   -----------------------
Customer Service Supervisor         $406          0                        1        $  4,872         0
--------------------------------------------  -----------------------  -----------------------   -----------------------
Meter Reader(included in other)     $427          0                        0                         0
--------------------------------------------  -----------------------  -----------------------   -----------------------
Energy Service Specialist - ESS     $406          6        $ 29,232        1        $  4,872         4       $ 19,488
--------------------------------------------  -----------------------  -----------------------   -----------------------
Service Delivery Supervisor         $406          1        $  4,872        3        $ 14,616
--------------------------------------------  -----------------------  -----------------------   -----------------------
Other transportation &
--------------------------------------------  -----------------------  -----------------------   -----------------------
  Motorized Equipment
--------------------------------------------  -----------------------  -----------------------   -----------------------
  Not Indicated Above                                      $456,504                 $302,604                 $558,816
--------------------------------------------  -----------------------  -----------------------   -----------------------
            TOTAL                                          $527,520                 $345,420                 $601,632


                                                          NEW GASCO EXHIBIT 2G-4


                                    NEW GASCO
     ESTIMATED NET INCREASE IN TRANSPORTATION & MOTORIZED EQUIPMENT EXPENSE
                               PROFORMA ADJUSTMENT

                                             -----------------------  ------------------------ ---------------------
                                                     Peoria                 Springfield               Tuscola
-------------------------------------------- -----------------------  ------------------------ ---------------------
                                   Rate Per            Est. Annual              Est. Annual             Est. Annual
          Description               Month     Number       Cost        Number       Cost        Number     Cost
-------------------------------------------- -----------------------  ------------------------ ---------------------
Manager                              $ 566       1      $    6,792       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Gas Estimators                       $ 406       6      $   29,232       2        $  9,744        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Region Coordinating Supervisor       $ 566       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Gas Fitters Supervisors              $ 406       4      $   19,488       2        $  9,744        1       $  4,872
-------------------------------------------- -----------------------  ------------------------ ---------------------
Gas Superintendent                   $ 406                               1        $  4,872
-------------------------------------------- -----------------------  ------------------------ ---------------------
Gas Engineer                         $ 406       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Customer Service Supervisor          $ 406       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Meter Reader                         $ 406       0                       8        $ 38,976        4       $ 19,488
-------------------------------------------- -----------------------  ------------------------ ---------------------
Customer Service Advisor             $ 406       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Energy Services Specialist           $ 406       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Other transportation &
-------------------------------------------- -----------------------  ------------------------ ---------------------
  Motorized Equipment
-------------------------------------------- -----------------------  ------------------------ ---------------------
  Not Indicated Above                                   $1,096,008                $468,456                $114,996
-------------------------------------------- -----------------------  ------------------------ ---------------------
             TOTAL                                      $1,151,520                $531,792                $139,356
                                                       =============           ===============          ============


                                             -----------------------  ------------------------ ---------------------
                                                    Lincoln               CILCO - Support       GAS Support - Ill
-------------------------------------------- -----------------------  ------------------------ ---------------------
                                   Rate Per            Est. Annual              Est. Annual             Est. Annual
          Description               Month     Number       Cost        Number       Cost        Number     Cost
-------------------------------------------- -----------------------  ------------------------ ---------------------
Manager                              $ 566       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Gas Ops Supervisor                   $ 406       1       $  4,872        0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Region Coordinating Supervisor       $ 566       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Coordinator of Gas Engineering       $ 406       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Gas Engineer                         $ 406       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Customer Service Supervisor          $ 406       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Meter Reader                         $ 406       2       $  9,744        0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Customer Service Advisor             $ 406       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Energy Services Specialist           $ 406       0                       0                        0
-------------------------------------------- -----------------------  ------------------------ ---------------------
Other transportation &
-------------------------------------------- -----------------------  ------------------------ ---------------------
  Motorized Equipment
-------------------------------------------- -----------------------  ------------------------ ---------------------
  Not Indicated Above                                    $151,812                 $323,640                $109,500
-------------------------------------------- -----------------------  ------------------------ ---------------------
             TOTAL                                       $166,428                 $323,640                $109,500
                                                       =============           ===============          ============


                              CUSTOMER COUNT       COST PER       TRANSPORTATION
ILLINOIS POWER OPERATIONS      SCHEDULE MTR      CUSTOMER (1)          COST
-------------------------     --------------     ------------     --------------
Galesburg (IL)                    41,187           $ 10.89          $ 448,526
                                                                  ==============

LaSalle (IL)                      21,920           $ 10.89          $ 238,709
                                                                  ==============

Champaign (IL)                    75,075           $ 10.89          $ 817,567
                                                                  ==============

Decatur (IL)                      51,555           $ 10.89          $ 561,434
                                                                  ==============

Jacksonville (IL)                  9,881           $ 10.89          $ 107,604
                                                                  ==============

Metro (IL)                        90,620           $ 10.89          $ 986,852
                                                                  ==============

Maryville (IL)                    79,985           $ 10.89          $ 871,037
                                                                  ==============

Mt. Vernon (IL)                   20,039           $ 10.89          $ 218,225
                                                                  ==============

Sparta (IL)                        7,468           $ 10.89          $  81,327
                                                                  ==============

Hillsboro (IL)                    25,605           $ 10.89          $ 278,838
                                                                  ==============

(1) IP transportation & equipment costs based on UE/CIPS/CILCO projected transportation & equipment costs per customer.


                                                             NEW GASCO EXHIBIT 3


                      NEW GASCO CONSOLIDATED GAS RATE BASE
                            REDUCED FOR COMMON PLANT
                            FOR YEAR ENDED 12/31/2003
                            (In Thousands of Dollars)

                                                                                                         UE GAS DATA
                                                                                           =======================================
                                                                                             Existing
                                                       Reduction for                           UE Gas
                                       Year Ending        Common          New Gasco           Company    Reduction
                                       12/31/2003      Gas Plant (1)     Net of Common      Year Ending  For Common      NEWGAS-
                                      (Exhibit 3a)     (Exhibit 3b)     Plant 12/31/2003     12/31/2003   Plant (1)         UE
                                     --------------    -------------    ----------------   ------------  ------------   ----------
Gas Plant In Service                   $ 1,890,379       $ (123,047)       $ 1,767,332       $ 287,727      $ (5,397)   $ 282,330

Reserve For Depreciation               $   949,653       $  (34,073)       $   915,580       $  93,987      $ (1,632)   $  92,355
                                     --------------    -------------    ---------------    ------------  ------------   ----------

Net Plant                              $   940,726       $  (88,974)       $   851,752       $ 193,740      $ (3,765)   $ 189,975

Fuel, Materials & Supplies             $   168,806                         $   168,806       $  29,490                  $  29,490

Prepayments                            $    11,925                         $    11,925       $   1,924                  $   1,924

Customer Advances                      $    (7,296)                        $    (7,296)      $  (1,119)                 $  (1,119)

Accumulated Deferred Income Taxes      $   (45,292)                        $   (45,292)      $ (18,154)                 $ (18,154)
                                     --------------    -------------    ---------------    ------------  ------------   ----------

               TOTAL RATE BASE         $ 1,068,869       $  (88,974)       $   979,895       $ 205,881      $ (3,765)   $ 202,116
                                     ==============    =============    ===============    ============  ============   ==========


TABLE CONTINUED


                                                       CIPS GAS DATA                                    CILCO GAS DATA
                                     ==================================================    =======================================
                                        Existing                                            Existing
                                        CIPS Gas                                            CILCO Gas
                                        Company          Reduction                          Company        Reduction
                                      Year Ending        For Common         NEWGAS-        Year Ending     For Common    NEWGAS-
                                      12/31/2003         Plant (1)           CIPS           12/31/2003      Plant (1)     CILCO
                                     --------------    -------------    ---------------    -----------    ----------     ---------

Gas Plant In Service                   $   312,680       $  (17,277)       $   295,403       $ 457,589      $(12,669)   $ 444,920

Reserve For Depreciation               $   151,367       $   (9,068)       $   142,299       $ 284,561      $  8,502    $ 293,063
                                     --------------    -------------    ---------------    ------------   -----------   ----------

Net Plant                              $   161,313       $   (8,209)       $   153,104       $ 173,028      $(21,171)   $ 151,857

Fuel, Materials & Supplies             $    41,932                         $    41,932       $  40,256                  $  40,256

Prepayments                            $     1,708                         $     1,708       $     361                  $     361

Customer Advances                      $      (849)                        $      (849)      $  (2,369)                 $  (2,369)

Accumulated Deferred Income Taxes      $   (15,444)                        $   (15,444)      $  (2,686)                 $  (2,686)
                                     --------------    -------------    ---------------    ------------   -----------   ----------

               TOTAL RATE BASE         $   188,660       $   (8,209)       $   180,451       $ 208,590      $(21,171)   $ 187,419
                                     ==============    =============    ===============    ============   ===========   ==========


TABLE CONTINUED


                                                         IP GAS DATA
                                     ==================================================
                                       Existing
                                        IP Gas
                                       Company          Reduction
                                      Year Ending       For Common         NEWGAS-
                                       12/31/2003        Plant (1)             IP
                                     --------------    -------------    ---------------

Gas Plant In Service                   $   832,383       $  (87,704)       $   744,679

Reserve For Depreciation               $   419,738       $  (31,875)       $   387,863
                                     --------------    -------------    ---------------

Net Plant                              $   412,645       $  (55,829)       $   356,816

Fuel, Materials & Supplies             $    57,128                         $    57,128

Prepayments                            $     7,932                         $     7,932

Customer Advances                      $    (2,959)                        $    (2,959)

Accumulated Deferred Income Taxes      $    (9,008)                        $    (9,008)
                                     --------------    -------------    ---------------

               TOTAL RATE BASE           $ 465,738       $  (55,829)       $   409,909
                                     ==============    =============    ===============


(1) Mainly buildings, equipment, and intangible software costs benefiting both the electric and gas departments. Under a divestiture, all common property would go with the electric utility company.


                                                            NEW GASCO EXHIBIT 3A

              CONSOLIDATION OF UE, CIPS, CILCO, & IP GAS RATE BASES
                            FOR YEAR ENDED 12/31/2003
                            (IN THOUSANDS OF DOLLARS)

                                      Existing       Existing      Existing       Existing         Existing
                                       UE Gas        CIPS Gas       CILCO Gas      IP Gas       UE/CIPS/CILCO/IP
                                       Company       Company        Company        Company       Consolidated
                                       Year Ended    Year Ended     Year Ended     Year Ended     Year Ended
                                      12/31/2003    12/31/2003    12/31/2003     12/31/2003       12/31/2003
                                     ------------   -----------   ------------   ------------   ----------------
Gas Plant In Service                    $287,727      $312,680       $457,589      $ 832,383        $ 1,890,379

Reserve For Depreciation                $ 93,987      $151,367       $284,561      $ 419,738        $   949,653
                                     ------------   -----------   ------------   ------------   ----------------

Net Plant                               $193,740      $161,313       $173,028      $ 412,645        $   940,726

Fuel, Materials & Supplies              $ 29,490      $ 41,932       $ 40,256      $  57,128        $   168,806

Prepayments                             $  1,924      $  1,708       $    361      $   7,932        $    11,925

Customer Advances                       $ (1,119)     $   (849)      $ (2,369)     $  (2,959)       $    (7,296)

Accumulated Deferred Income Taxes       $(18,154)     $(15,444)      $ (2,686)     $  (9,008)       $   (45,292)
                                     ------------   -----------   ------------   ------------   ----------------

         TOTAL RATE BASE                $205,881      $188,660       $208,590      $ 465,738        $ 1,068,869
                                     ============   ===========   ============   ============   ================


                                                             NEW GASCO EXHBIT 3B

           CONSOLIDATION OF UE'S, CIPS', CILCO'S, & IP'S COMMON PLANT
                   ALLOCATED TO GAS FOR YEAR ENDED 12/31/2003

                                   UE              CIPS              CILCO             IP            UE, CIPS, CILCO & IP
                              Common Plant     Common Plant        Common Plant     Common Plant         Common Plant
                              Allocated to     Allocated to      Allocated to     Allocated to           Allocated to
                              Gas Plant (1)    Gas Plant (1)      Gas Plant (1)     Gas Plant (1)       Gas Plant (1)
                              --------------   --------------    --------------   --------------    -----------------------
Gas Plant In Service            $ 5,397,126     $ 17,277,236      $ 12,669,219     $ 87,703,629              $ 123,047,210

Reserve For Depreciation        $ 1,631,893      $ 9,068,035      $ (8,501,521)    $ 31,874,558               $ 34,072,965
                              --------------   --------------    --------------   --------------    -----------------------

Net Plant                       $ 3,765,233      $ 8,209,201      $ 21,170,740     $ 55,829,071               $ 88,974,245
                              ==============   ==============    ==============   ==============    =======================


(1) Mainly buildings, equipment, and intangible software costs benefiting both the electric and gas departments. Under a divestiture, all common property would go with the electric utility company.


                                                             NEW GASCO EXHIBIT 4

                                    NEW GASCO
                  STAND-ALONE COST OF CAPITAL AS OF 12/31/2003

                                              UE/CIPS/CILCO                                      IP
                              --------------------------------------------   -------------------------------------------
                                                   % of                                           % of
                              Capitalization  UE/CIPS/CILCO/IP  Weighted     Capitalization   UE/CIPS/CILCO/IP  Weighted
Type of Capital                  Ratios       Gas Rate Base      Ratios         Ratios       Gas Rate Base      Ratios
----------------------------  -------------   ---------------  -----------   -----------     ---------------   ---------

Long-Term Debt                      47.18%            56.43%       26.62%        58.56%              43.57%      25.51%

Preferred Stock                      2.35%            56.43%        1.33%         1.34%              43.57%       0.58%

Common Equity                       50.47%            56.43%       28.48%        40.10%              43.57%      17.47%


TABLE CONTINUED


                                              NEW GASCO
                               -------------------------------------
                                 Weighted
                               Capitalization        Cost        Weighted
Type of Capital                   Ratios           Component      Cost
----------------------------   ------------       -----------    ---------

Long-Term Debt                      52.13%             6.07%        3.16%

Preferred Stock                      1.91%             6.54%        0.12%

Common Equity                       45.95%            10.57%        4.86%
                                                                ---------

WEIGHTED COST OF CAPITAL                                            8.14%



Note:Capitalization ratios are based on the total Ameren (UE/CIPS/CILCO) and IP capital structures as of 12/31/2003.

     Ameren's Corporate Finance Department places the cost of capital for a gas distribution business as follows:
     1) Common Equity: 10.57% (based on recent state regulatory final orders for gas cost of equity received by Ameren)
     2) Long-Term Debt: 6.07% (based on end of year 10 year treasury forecast and 25 bps for smaller entity & lower credit rating)
     3) Preferred Stock: 6.54% (based on average of underwriter estimate and end of year 30 year treasury forecast)

                                                             NEW GASCO EXHIBIT 5

                                    NEW GASCO
                               ORGANIZATION CHART

President & CEO
     Vice President - Customer Service
            Manager - Customer Relations
           Manager - Economic Development
           Manager - General Services
           Manager - Gas Marketing
     Vice President - Energy Delivery Operations Manager - Boone
           Trails Operating Division Manager - Central Ozarks Operating Division Manager - Illini Operating Division Manager - Missouri Valley Operating Division Manager - SEMO Operating Division Manager - Metro East Operating Division Manager - Great Rivers Operating Division Manager - Shawnee Operating Division Manager - CILCO Operations Manager - Central Division - Decatur Manager
           - Metro North Division Manager - Metro South Division Manager - North Division
     Vice President - Gas Supply & Operations Support Manager -
           Gas Control & System Planning Manager - Gas Supply Manager - Meter Testing Manager - Technical Support Manager - Gas System Assets - Decatur Manager - Gas Planning - Decatur Manager - Pipeline Integrity - Decatur Manager - Reliability Programs - Decatur Manager
           - Administrative Services - Decatur Manager - Claims - Decatur Manager - Safety Health & Training - Decatur Manager - Gas Storage Operations
     Vice President - Corporate Services
           General Manager - Corporate Communications
           Manager - Fleet Services
           Manager - Purchasing
           Manager - Real Estate
           Manager - Stores
     Vice President - General Counsel
           Managing Associate General Counsel - Legal
           Associate General Counsel - Legal
           Associate General Counsel - Claims
           Manager - Regulatory Policy & Planning
           Manager - Security
     Vice President - Finance & Controller
           Manager - Accounting
           Manager - Tax
           Manager - Internal Audit
     Vice President - Treasurer's
           Assistant Treasurer & General Manager
             Manager - Investor Relations
           Manager - Risk Management
             Manager - Treasury Operations
     Vice President - Human Resources
           Manager - Communication & Training Services
              Manager - Employee Benefits
           Manager - Employee Compensation
     Vice President - Industrial Relations
           Manager - Industrial Relations

                                                             NEW GASCO EXHIBIT 6

                                    NEW GASCO
              SALARIES AND WAGES SUMMARY (IN THOUSANDS OF DOLLARS)

                                                       TOTALS
                                        ---------------------------------------
                                        EMPLOYEES               SALARIES/WAGES
                                        ---------------------------------------
Executive Staff & Secretarial Support                20             $   2,181

Customer Service Division:                          106             $   5,503

Energy Delivery Division:                          1191             $  70,373

Gas Supply & Operations Support:                    227             $  15,968

Corporate Services:                                  59             $   4,282

General Counsel :                                    19             $   1,549

Finance & Controller :                               32             $   2,370

Treasurer's :                                        43             $   2,298

Human Resources :                                    21             $   1,506

Industrial Relations:                                 6             $     396

                                        -----------------      ---------------
                      GRAND TOTAL                 1,724             $ 106,426
                                        =================      ================


                                                             NEW GASCO EXHIBIT 7

                     NEW GASCO ESTIMATED EXECUTIVE SALARIES
                     --------------------------------------


Ameren's Human Resources Compensation Department performed an analysis in 2002, updated to 2004, to establish a reasonable range for the New Gasco executive salary levels. For existing positions that would become part of the spun-off company, existing salary ranges were used.



        POSITION               SURVEY DATA RANGE       NEW GASCO SALARY LEVELS
-------------------------    ----------------------   -------------------------
       President               $263,000-$395,000               $325,000
  Vice President Level         $103,000-$224,000          $152,000-$200,000

                                                             NEW GASCO EXHIBIT 8


              UE/CIPS/CILCO/IP ELECTRIC RATE BASE & RATE OF RETURN
                            ADJUSTED FOR COMMON PLANT
                         TWELVE MONTHS ENDED 12/31/2003
                            (IN THOUSANDS OF DOLLARS)

                                                Existing
                                            UE/CIPS/CILCO/IP        Adjustment
                                                Electric            For Common             UE/CIPS/CILCO/IP
                                              Consolidated         Plant (1)&(2)           Electric
                                              (Exhibit 8a)          (Exhibit 3b)           As Adjusted
                                            -----------------      --------------          ----------------
Electric Plant In Service                   $     14,312,436       $     123,047           $    14,435,483

Reserve For Depreciation                    $      6,271,602       $      34,073           $     6,305,675
                                            -----------------      --------------          ----------------

Net Plant                                   $      8,040,834       $      88,974           $     8,129,808

Fuel and Materials & Supplies               $        195,272                               $       195,272

Prepayments                                 $         42,454                               $        42,454

Customer Advances                           $        (20,689)                              $       (20,689)

Accumulated Deferred Income Taxes           $     (1,298,560)                              $    (1,298,560)
                                            -----------------      -----------------       ----------------

            TOTAL RATE BASE                 $      6,959,311       $      88,974           $     7,048,285
                                            =================      =================       ================


NET OPERATING INCOME                               $ 726,238       $      (5,320)          $       720,918
                                            =================      =================       ================

RETURN ON RATE BASE                                   10.44%                                        10.23%
                                            =================                              ================





TABLE CONTINUED


                                            ===============================================================
                                                                   UE ELECTRIC DATA
                                            ===============================================================

                                               Existing              Addition                 Electric
                                               Electric             For Common                Company
                                               Company               Plant (1)               As Adjusted
                                            -----------------      --------------          ----------------
Electric Plant In Service                   $      9,950,935       $       5,397           $     9,956,332

Reserve For Depreciation                    $      4,322,424       $       1,632           $     4,324,056
                                            -----------------      --------------          ----------------

Net Plant                                   $      5,628,511       $       3,765           $     5,632,276

Fuel and Materials & Supplies               $        173,180                               $       173,180

Prepayments                                 $          7,675                               $         7,675

Customer Advances                           $         (2,478)                              $        (2,478)

Accumulated Deferred Income Taxes           $       (936,151)                              $      (936,151)
                                            -----------------      --------------          ----------------

            TOTAL RATE BASE                 $      4,870,737       $       3,765           $     4,874,502
                                            =================      ==============          ================


NET OPERATING INCOME                        $        524,191       $         261           $       523,930
                                            =================      ==============          ================

RETURN ON RATE BASE                                   10.76%                                        10.75%
                                            =================                              ================


TABLE CONTINUED


                                            ===============================================================
                                                                  CIPS ELECTRIC DATA
                                            ===============================================================

                                                Existing              Addition                Electric
                                                Electric             For Common               Company
                                                Company               Plant (1)              As Adjusted
                                            -----------------      --------------          ----------------
Electric Plant In Service                   $      1,271,552       $      17,277           $     1,288,829

Reserve For Depreciation                    $        617,968       $       9,068           $       627,036
                                            -----------------      --------------          ----------------

Net Plant                                   $        653,584       $       8,209           $       661,793

Fuel and Materials & Supplies               $          8,940                               $         8,940

Prepayments                                 $            653                               $           653

Customer Advances                           $         (1,516)                              $        (1,516)

Accumulated Deferred Income Taxes           $       (272,334)                              $      (272,334)
                                            -----------------      --------------          ----------------

            TOTAL RATE BASE                 $        389,327       $       8,209           $       397,536
                                            =================      ==============          ================


NET OPERATING INCOME                        $         23,785       $         838           $        22,947
                                            =================      ==============          ================

RETURN ON RATE BASE                                    6.11%                                         5.77%
                                            =================                              ================


TABLE CONTINUED


                                            ===============================================================
                                                               CILCO ELECTRIC PLANT DATA
                                            ===============================================================

                                                Existing              Addition                 Electric
                                                Electric             For Common                Company
                                                Company               Plant (1)               As Adjusted
                                            -----------------      --------------          ----------------
Electric Plant In Service                   $        812,119       $      12,669           $       824,788

Reserve For Depreciation                    $        447,454       $      (8,502)          $       438,952
                                            -----------------      --------------          ----------------

Net Plant                                   $        364,665       $      21,171           $       385,836

Fuel and Materials & Supplies               $          4,831                               $         4,831

Prepayments                                 $          3,136                               $         3,136

Customer Advances                           $         (5,136)                              $        (5,136)

Accumulated Deferred Income Taxes           $        (29,363)                              $       (29,363)
                                            -----------------      --------------          ----------------

            TOTAL RATE BASE                 $        338,133       $      21,171           $       359,304
                                            =================      ==============          ===============


NET OPERATING INCOME                        $         38,446       $         905           $        37,541
                                            =================      ==============          ================

RETURN ON RATE BASE                                   11.37%                                        10.45%
                                            =================                              ================


TABLE CONTINUED


                                            ===============================================================
                                                                IP ELECTRIC PLANT DATA
                                            ===============================================================

                                               Existing              Addition                 Electric
                                               Electric              For Common                Company
                                               Company               Plant (1)               As Adjusted
                                            -----------------      --------------          ----------------
Electric Plant In Service                   $      2,277,830       $      87,704           $     2,365,534

Reserve For Depreciation                    $        883,756       $      31,875           $       915,631
                                            -----------------      --------------          ----------------

Net Plant                                   $      1,394,074       $      55,829           $     1,449,903

Fuel and Materials & Supplies               $          8,321                               $         8,321

Prepayments                                 $         30,990                               $        30,990

Customer Advances                           $        (11,559)                              $       (11,559)

Accumulated Deferred Income Taxes           $        (60,712)                              $      (60,712)
                                            -----------------      --------------          ----------------

            TOTAL RATE BASE                 $      1,361,114       $      55,829           $     1,416,943
                                            =================      ==============          ================


NET OPERATING INCOME                        $        139,816       $       3,317           $       136,499
                                            =================      ==============          ================

RETURN ON RATE BASE                                   10.27%                                         9.63%
                                            =================                              ================



(1) This represents an allocation of all plant and property jointly used by the electric and gas departments. Under a divestiture, all common property allocated to the gas department would go with the electric utility company.

(2) In addition, there would be additional O&M and depreciation expenses added back to the electric operations. We have made the following adjustment to Electric Net Operating Income:




                                                     UE/CIPS/CILCO         UE             CIPS             CILCO             IP
                                                     -------------     ----------     -------------    ------------     -----------

O&M & Depreciation expense on common plant
  originally allocated to gas plant                  $      8,867      $     435      $      1,396     $     1,508      $     5,528

Less: Est. tax impact (40%) from the above expense   $      3,547      $     174      $        558     $       603      $      2,211

                                                     -------------     ----------     -------------    ------------     ------------
Net reduction to Net Operating Income                $      5,320      $     261      $        838     $       905      $     3,317

                                                     =============     ==========     =============    ============     ============


                                                            NEW GASCO EXHIBIT 8A

           CONSOLIDATION OF UE, CIPS, CILCO, & IP ELECTRIC RATE BASES
                          FOR THE YEAR ENDED 12/31/2003
                            (IN THOUSANDS OF DOLLARS)

                                          UE's             CIPS'             CILCO's              IP's               Existing
                                        Electric          Electric           Electric           Electric         UE/CIPS/CILCO/IP
                                         Company          Company            Company             Company             Electric
                                      at 12/31/2003    at 12/31/2003      at 12/31/2003       at 12/31/2003        Consolidated
                                      --------------   ---------------   -----------------   ----------------   --------------------
Electric Plant In Service             $   9,950,935    $    1,271,552    $       812,119      $    2,277,830     $       14,312,436

Reserve For Depreciation              $   4,322,424    $      617,968    $       447,454      $      883,756     $        6,271,602
                                      --------------   ---------------   -----------------   ----------------   --------------------

Net Plant                             $   5,628,511    $      653,584    $       364,665      $    1,394,074     $        8,040,834

Fuel and Materials & Supplies         $     173,180    $        8,940    $         4,831      $        8,321     $          186,951

Prepayments                           $       7,675    $          653    $         3,136      $       30,990     $           11,464

Customer Advances                     $      (2,478)   $       (1,516)   $        (5,136)     $      (11,559)    $           (9,130)

Accumulated Deferred Income Taxes     $    (936,151)   $     (272,334)   $       (29,363)     $      (60,712)    $       (1,237,848)
                                      --------------   ---------------   -----------------   ----------------   --------------------

                                      $   4,870,737    $      389,327    $       338,133      $    1,361,114     $        6,992,271
                                      ==============   ===============   =================   ================   ====================
